ERNST &YOUNG

Ernst & Young LLP

 Phone: 403 290-4100

Chartered Accountants

Fax:

403 290-4265

Ernst & Young Tower

1000 440 2 Avenue SW

Calgary AB Canada T2P 5E9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form SB-2 No. 333-120082) and the related prospectus of JMG Exploration, Inc. for the registration of 3,124,539 shares of common stock and to the inclusion therein of our report dated March 23, 2006 (except for note 1, which is as of February 12, 2008) with respect to the consolidated financial statements of JMG Exploration, Inc., a development stage enterprise (the "Company) as of December 31, 2005 and 2004 and for the year ended December 31, 2005 and for the period from inception on July 16, 2004 to December 31, 2004.

Ernst &Young LLP

Calgary, Alberta

Chartered Accountants February 12, 2008